Exhibit 99.1

For media:	For investors:
Megan Lustig	Bob Farrell
Spectrum Science Communications	Genocea Biosciences, Inc.
O: 202-955-6222	O: 617-674-8261
mlustig@spectrumscience.com	bob.farrell@genocea.com

Genocea Appoints Kenneth Bate to its Board of Directors

Cambridge, MA, Sep 11, 2014 — Genocea Biosciences, Inc. (NASDAQ: GNCA), a clinical-stage biopharmaceutical company developing T cell-directed vaccines and immunotherapies, today announced that Kenneth Bate has joined the company’s board of directors. Mr. Bate will also serve as chairman of the company’s Compensation committee and a member of the Audit committee.

“We are delighted to welcome Ken to our Board,” said Chip Clark, president and chief executive officer of Genocea. “Ken’s depth of experience in the biotech industry will be invaluable to Genocea as we advance our clinical programs and continue to realize the potential of our T cell target discovery platform, ATLAS™”

Mr. Bate is an experienced biotechnology executive having led companies at various stages of development. He currently is chairman of the board of Cubist Pharmaceuticals, Inc., and is a director of BioMarin Pharmaceuticals, AVEO Pharmaceuticals and Catabasis Pharmaceuticals. Mr. Bate previously served as president and chief executive officer of Archemix Corp. and NitroMed Inc., chief financial officer of Millennium Pharmaceuticals Inc. and Biogen Inc., and co-founded JSB Partners LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. He holds a MBA from the Wharton School of the University of Pennsylvania and a BA from Williams College.

About Genocea

Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immune response. Using ATLAS™, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea’s pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for HSV-2 therapy, GEN-004 to prevent infections caused by pneumococcus, and earlier-stage programs in chlamydia, HSV-2 prophylaxis, malaria and cancer immunotherapy. For more information, visit www.genocea.com.